EXHIBIT 4.1

EXECUTION COPY

REGISTRATION RIGHTS AGREEMENT

     THIS AGREEMENT is made and entered into as of July 26, 1999, by and among International Speedway Corporation, a corporation organized under the laws of the State of Florida (“Parent”), and Penske Performance, Inc., a corporation organized under the laws of the State of Delaware (“Performance”).

RECITALS

     WHEREAS, Parent and 88 Corp., a corporation organized under the laws of the State of Delaware (“Merger Sub”), have entered into an Agreement and Plan of Merger, dated as of May 10, 1999, as amended by Amendment No. 1 thereto, dated as of June 21, 1999 (the “Merger Agreement”; capitalized terms used herein and not defined shall have the meanings ascribed thereto in the Merger Agreement), with Penske Motorsports, Inc., a corporation organized under the laws of the State of Delaware (the “Company”), which provides, upon the terms and subject to the conditions set forth therein, for the merger of the Company with and into Merger Sub;

     WHEREAS, Parent, Performance, PSH Corp., a corporation organized under the laws of the State of Delaware, and Penske Corporation, a corporation organized under the laws of the State of Delaware, have entered into an Agreement and Plan of Merger dated as of May 10, 1999 (the “PSH Merger Agreement”), which provides, upon the terms and subject to the conditions set forth therein, for the merger of PSH with and into Parent (the “PSH Merger”); and

     WHEREAS, in the PSH Merger, Performance will be issued shares (the “PSH Shares”) of Class A common stock, par value $.01 per share, of Parent (“Parent Common Stock”);

     NOW, THEREFORE, in consideration of the mutual promises, representations, warranties and conditions set forth in this Agreement, the parties hereto, intending to be legally bound, hereby agree as follows:

     1.     Definitions and References. For purposes of this Agreement, in addition to the definitions set forth above and elsewhere herein, the following terms shall have the following respective meanings:

     “1933 Act” shall mean the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

     “Affiliate” of a Holder shall mean a person who controls, is controlled by or is under common control with such Holder, or spouse or children (or a trust exclusively for the benefit of a spouse and/or children) of such Holder.

     “Commission” shall mean the U.S. Securities and Exchange Commission and any successor agency.

     “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

     “Holder” shall mean (i) Performance; (ii) any transferee or assignee of Performance to whom the rights under this Agreement are assigned in accordance with the provisions of this Agreement (“Assignees”); (iii) the executor of an estate of an Assignee or the guardian or similar representative of an Assignee who is disabled; or (iv) any financial institution to which is pledged by a Holder an amount greater than 40% of the Registrable Stock.

     “Register,” “registered” and “registration” shall refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the 1933 Act and the declaration or ordering of effectiveness of such registration statement or document.

     “Registrable Stock” shall mean (i) the PSH Shares, and (ii) any common stock issued by way of a stock split of the PSH Shares referred to in clause (i) above. For purposes of this Agreement, any Registrable Stock shall cease to be Registrable Stock when (x) a registration statement covering such Registrable Stock has been declared effective and such Registrable Stock has been disposed of pursuant to such effective registration statement, (y) such Registrable Stock is sold by a person in a transaction in which the rights under the provisions of this Agreement are not assigned or (z) all such Registrable Stock held by the Holder may be sold pursuant to Rule 144(k) (or any similar provision then in force, but not Rule 144A) under the 1933 Act without registration under the 1933 Act.

     2.     Restrictive Legend. Each certificate representing PSH Shares shall, except as otherwise provided in this Section 2, be stamped or otherwise imprinted with a legend substantially in the following form:

“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS IT HAS BEEN REGISTERED UNDER THAT ACT OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE.”

A certificate shall not bear such legend if (i) in the opinion of counsel reasonably satisfactory to Parent the securities being sold thereby may be publicly sold without registration under the Securities Act, or (ii) the PSH Shares have been registered with the SEC under the 1933 Act pursuant to the Registration Statement (as defined in the Merger Agreement).

     3.     Request for Registration. The Holders of at least 20% of the Registrable Stock (the “Initiating Holders”) may request in a written notice that Parent file a registration statement under the 1933 Act (or a similar document pursuant to any other statute then in effect corresponding to the 1933 Act) covering the registration of any or all Registrable Stock held by such Initiating Holders in the manner specified in such notice, provided that there must be included in such registration an amount of Registrable Stock such that the anticipated aggregate offering price will exceed $25,000,000. Following receipt of any notice under this Section 3, Parent shall use its reasonable best efforts to cause to be registered under the 1933 Act all Registrable Stock that the Initiating Holders have, within thirty (30) days after Parent has received such notice, in accordance with the manner of disposition specified in such notice by the Initiating Holders.

     (b)     If the Initiating Holders request that the offering be an underwritten public offering, the Initiating Holders shall enter into an underwriting agreement in customary form with the underwriter or underwriters. Such underwriter or underwriters shall be selected by a majority in interest of the Initiating Holders and shall be approved by Parent, which approval shall not be unreasonably withheld.

     (c)     Notwithstanding any provision of this Agreement to the contrary:

(i) Parent shall not be required to effect a registration pursuant to this Section 3 during the period starting with the date of filing by Parent of, and ending on a date ninety (90) days following the effective date of, a registration statement pertaining to a public offering of securities for the account of Parent or on behalf of the selling stockholders under any other registration rights agreement that the Holders have been entitled to join pursuant to Section 4; provided that Parent shall actively employ in good faith all reasonable efforts to cause such registration statement to become effective as soon as possible.

(ii) if Parent shall furnish to such Holders a written certificate signed by an officer of Parent stating that, in the good faith opinion of the board of directors of Parent such registration would interfere with any material transaction then being pursued by Parent, then Parent’s obligation to use its reasonable efforts to file a registration statement shall be deferred for a period not to exceed sixty (60) days, provided that Parent will only be entitled to make the deferral referred to in this Section 3(c)(ii) once per year.

     (d)     Parent shall not be obligated to effect more than five registrations pursuant to this Section 3 (provided, however, that if the PSH Shares are registered under the 1933 Act pursuant to the Registration Statement (as defined in the Merger Agreement), Parent shall not be obligated to effect more than four registrations pursuant to Section 3), provided that a registration requested pursuant to this Section 3 shall not be deemed to have been effected for purposes of this Section 3(d) if (i) such registration has not been declared effective by the Commission, or (ii) the offering of Registrable Stock pursuant to such registration is subject to any stop order, injunction or other order or requirement of the Commission (other than any such stop order, injunction or other requirement of the Commission prompted by any act or omission of Holders of Registrable Stock) or (iii) such registration has become effective, it was not maintained effective (other than as a result of the request of the Holder) for a period of at least thirty (30) days (or such shorter period ending when all of the Registrable Stock covered thereby has been disposed of pursuant thereto).

     4.     Incidental Registration. Subject to Section 8, if at any time Parent determines that it shall file a registration statement under the 1933 Act (other than a registration statement on a Form S-4 or S-8 or filed in connection with an exchange offer or an offering of securities solely to Parent’s existing stockholders) on any form that would also permit the registration of the Registrable Stock and such filing is to be on its behalf and/or on behalf of selling holders of its securities for the general registration of its common stock to be sold for cash, Parent shall each such time promptly give each Holder written notice of such determination setting forth the date on which Parent proposes to file such registration statement, which date shall be no earlier than sixty (60) days from the date of such notice, and advising each Holder of its right to have Registrable Stock included in such registration. Upon the written request of any Holder received by Parent no later than thirty (30) days after the date of Parent’s notice, Parent shall use its reasonable best efforts to cause to be registered under the 1933 Act all of the Registrable Stock that each such Holder has so requested to be registered. If, in the written opinion of the managing underwriter (or, in the case of a non-underwritten offering, in the written opinion of Parent), the total amount of such securities to be so registered, including such Registrable Stock, will exceed the maximum amount of Parent’s securities that can be marketed (i) at a price reasonably related to the then current market value of such securities, or (ii) without otherwise materially and adversely affecting the entire offering, then Parent shall be entitled to reduce the number of shares of Registrable Stock to that number of shares of Registrable Stock such that, the maximum amount is not longer exceeded. Such reduction shall be allocated among all such Holders in proportion (as nearly as practicable) to the amount of Registrable Stock owed by each Holder at the time of filing the registration statement.

     5.     Registration on Form S-3. If at any time (i) any Holder of Registrable Stock requests in writing that Parent file a registration statement on Form S-3 or any successor thereto for a public offering of all or any portion of the shares of Registrable Stock held by such requesting Holder the reasonably anticipated aggregate price to the public of which would exceed $25,000,000, and (ii) Parent is a registrant entitled to use Form S-3 or any successor thereto to register such shares, then Parent shall use its reasonable efforts to register under the 1933 Act on Form S-3 or any successor thereto, for public sale in accordance with the method of disposition specified in such request, the number of shares of Registrable Stock specified in such request.

     6.     Obligations of Parent. Whenever required under Section 3 or Section 5 to use its reasonable best efforts to effect the registration of any Registrable Stock, Parent shall, as expeditiously as possible:

(a) prepare and file with the Commission a registration statement with respect to such Registrable Stock and use its reasonable best efforts to cause such registration statement to become and remain effective for the period of distribution contemplated thereby, determined as provided hereafter;

(b) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective and to comply with the provisions of the 1933 Act with respect to the disposition of all Registrable Stock covered by such registration statement;

(c) use its reasonable efforts to register or qualify the Registrable Stock covered by such registration statement under such other securities or blue sky laws of such jurisdiction within the United States and Puerto Rico as shall be reasonably appropriate for the distribution of the Registrable Stock covered by the registration statement, provided, however, that Parent shall not be required in connection therewith or as a condition thereto, to qualify to do business in or to file a general consent to service of process in any jurisdiction wherein it would not but for the requirements of this paragraph (c) be obligated to do so; and provided further that Parent shall not be required to qualify such Registrable Stock in any jurisdiction in which the securities regulatory authority requires that any Holder submit any shares of its Registrable Stock to the terms, provisions and restrictions of any escrow, lockup or similar agreement(s) for consent to sell Registrable Stock in such jurisdiction unless such Holder agrees to do so;

(d) use its reasonable best efforts to list the Registrable Stock covered by such registration statement with any securities exchange on which the Parent Common Stock is then listed or to authorize for quotation on the National Association of Securities Dealers — Automatic Quotation System such Registrable Stock;

(e) furnish for delivery in connection with the closing of any offering of Registrable Stock unlegended certificates representing ownership of the Registrable Stock being sold in such offering in denominations as shall be requested by Holder or the underwriters of the offering, if any;

(f) furnish to the underwriter of the offering, if any, of such Registrable Stock an opinion of counsel for Parent and a “cold comfort” letter signed by Parent’s independent public accountants who have audited the financial statements of Parent included in the applicable registration statement, in each case covering substantially such matters with respect to such registration statement and the related offering as are customarily covered in such legal opinions and accountants’ letters and such other matters as the underwriters of the offering, if any, may request and as would be customary in such a transaction;

(g) promptly notify in writing each Holder for whom such Registrable Stock is covered by such registration statement, at any time when a prospectus relating thereto is required to be delivered under the 1933 Act, of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made, and at the request of any such Holder promptly prepare and furnish to such Holder a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made; and

(h) use reasonable efforts to assist each Holder in the marketing of the Registrable Stock covered by such Registration Statement, including, to the extent reasonably consistent with work commitments of Parent’s officers, using reasonable good faith efforts to have officers of Parent attend “road shows” and analyst or investor presentations scheduled in connection with such registration (provided that Parent will only be obligated to provide the assistance described in this clause (h) in one underwritten offering in which the reasonably anticipated aggregate offering price to the public in such offering is at least $100,000,000).

     For purposes of Sections 6(a) and 6(b), the period of distribution of Registrable Stock in a firm commitment underwritten public offering shall be deemed to extend until each underwriter has completed the distribution of all securities purchased by it, and the period of distribution of Registrable Stock in any other registration shall be deemed to extend until the earlier of the sale of all Registrable Stock covered thereby and six months after the effective date thereof.

     7.     Furnish Information. It shall be a condition precedent to the obligations of Parent to take any action pursuant to this Agreement that the Holders shall furnish to Parent such information regarding themselves, the Registrable Stock held by them, and the intended method of disposition of such securities as Parent shall reasonably request and as shall be required in connection with the action to be taken by Parent.

     8.     Underwriting Requirements. In connection with any underwritten offering, Parent shall not be required under Section 4 to include shares of Registrable Stock in such underwritten offering unless the Holders of such shares of Registrable Stock accept the terms of the underwriting of such offering that have been reasonably agreed upon between Parent and the underwriters selected by Parent.

     9.     Limitation on Registration Rights. Notwithstanding any other provisions of this Agreement to the contrary, Parent shall not be required to register any Registrable Stock under this Agreement with respect to any request or requests made by any Holder after seven and one half years after the date of this Agreement.

     10.     Lockup. Each Holder shall, in connection with any registration of Parent’s securities for which such Holder has registration rights hereunder, upon the request of Parent or the underwriters managing any underwritten offering of Registrable Stock, agree in writing not to effect any sale, disposition or distribution of any Registrable Stock (other than that included in the registration) without the prior written consent of Parent or such underwriters, as the case may be, for such period of time from the effective date of such registration as Parent or the underwriters may specify; provided, however, that all executive officers and directors of Parent shall also have agreed not to effect any sale, disposition or distribution of any Registrable Stock under the circumstances and pursuant to the terms set forth in this Section 10; and provided further that if such Holder elects [several words illegible] such registration then such Holder shall only be required to agree to the restrictions set forth herein for a period of 90 days.

     11.     Transfer of Registration Rights. The registration rights of any Holder under this Agreement with respect to any Registrable Stock may be transferred to (i) any Affiliate of Penske Corporation, a corporation organized under the laws of the State of Delaware, that acquires at least five percent (5%) of such Holder’s shares of Registrable Stock (adjusted for stock splits and stock consolidations after the effective date of this Agreement) or (ii) an Assignee’s heirs, devisees or legatees; provided, however, that (i) the transferring Holder shall give Parent written notice at or prior to the time of such transfer stating the name and address of the transferee and identifying the securities with respect to which the rights under this Agreement are being transferred; (ii) such transferee shall agree in writing, in form and substance reasonably satisfactory to Parent, to be bound as a Holder by the provisions of this Agreement; and (iii) immediately following such transfer the further disposition of such securities by such transferee is restricted under the 1933 Act. Except as set forth in this Section 11, no transfer of Registrable Stock shall cause such Registrable Stock to lose such status.

     12.     Expenses of Registration. All expenses incurred in connection with each registration pursuant to Section 3, Section 4 and Section 5 of this Agreement, excluding underwriters’ discounts and commissions and the fees and disbursements of counsel for the selling Holders (which counsel shall be selected by the Holders holding a majority in interest of the Registrable Stock being registered), but including without limitation all registration, filing and qualification fees, word processing, duplicating, printers’ and accounting fees (including the expenses of any special audits or “cold comfort” letters required by or incident to such performance and compliance), fees of the National Association of Securities Dealers, Inc. or listing fees, all fees and expenses of complying with state securities or blue sky laws, and fees and disbursements of counsel for Parent shall be paid by Parent; provided, however, that if a registration request pursuant to Section 3 of this Agreement is subsequently withdrawn at the request of the Holders of a number of shares of Registrable Stock such that the remaining Holders requesting registration would not have been able to request registration under the provisions of Section 3 of this Agreement, such withdrawing Holders shall bear such expenses unless such withdrawing Holders shall forfeit their right to one requested registration pursuant to Section 3 of this Agreement; and provided further that if a registration request pursuant to Section 5 of this Agreement is subsequently withdrawn at the request of the Holders of a number of shares of Registrable Stock such that the remaining Holders requesting registration would not have been able to request registration under Section 5 of this Agreement, Parent shall not be required to pay any expenses of such registration proceeding, and such withdrawing Holders shall bear such expenses. The Holders shall bear and pay the underwriting commissions and discounts applicable to securities offered for their account in connection with any registrations, filings and qualifications made pursuant to this Agreement.

     13.     Indemnification. In the event any Registrable Stock is included in a registration statement under this Agreement:

(a) Parent shall indemnify and hold harmless each Holder, such Holder’s directors and officers, each person who participates in the offering of such Registrable Stock, including underwriters (as defined in the 1933 Act), and each person, if any, who controls such Holder or participating person within the meaning of the 1933 Act, against any losses, claims, damages or liabilities, joint or several, to which they may become subject under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or proceedings in respect thereof) arise out of or are based on any untrue or alleged untrue statement of any material fact contained in such registration statement on the effective date thereof (including any prospectus filed under Rule 424 under the 1933 Act or any amendments or supplements thereto) or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and shall reimburse each such Holder, such Holder’s directors and officers, such participating person or controlling person for any legal or other expenses reasonably incurred by them (but not in excess of expenses incurred in respect of one counsel for all of them unless there is an actual conflict of interest between any indemnified parties, which indemnified parties may be represented by separate counsel) in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 13(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of Parent; and provided further that Parent shall not be liable to any Holder, such Holder’s directors and officers, participating person or controlling person in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in connection with such registration statement, preliminary prospectus, final prospectus or amendments or supplements thereto, in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, such Holder’s directors and officers, participating person or controlling person. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of any such Holder, such Holder’s directors and officers, participating person or controlling person, and shall survive the transfer of such securities by such Holder.

(b) Each Holder requesting or joining in a registration severally and not jointly shall indemnify and hold harmless Parent, each of its directors and officers, each person, if any, who controls Parent within the meaning of the 1933 Act and each agent and any underwriter for Parent (within the meaning of the 1933 Act) against any losses, claims, damages or liabilities, joint or several, to which Parent or any such director, officer, controlling person, agent or underwriter may become subject, under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or proceedings in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in such registration statement on the effective date thereof (including any prospectus filed under Rule 424 under the 1933 Act or any amendments or supplements thereto) or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in such registration statement, preliminary or final prospectus, or amendments or supplements thereto, in reliance upon and in conformity with written information furnished by or on behalf of such Holder expressly for use in connection with such registration; and each such Holder shall reimburse any legal or other expenses reasonably incurred by Parent or any such director, officer, controlling person, agent or underwriter (but not in excess of expenses incurred in respect of one counsel for all of them unless there is an actual conflict of interest between any indemnified parties, which indemnified parties may be represented by separate counsel) in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 13(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of such Holder; and provided further that the liability of each Holder hereunder shall be limited to the proportion of any such loss, claim, damage, liability or expense that is equal to the proportion that the net proceeds from the sale of the shares sold by such Holder under such registration statement bears to the total net proceeds from the sale of all securities sold thereunder, but not in any event to exceed the net proceeds received by such Holder from the sale of Registrable Stock covered by such registration statement.

(c) Promptly after receipt by an indemnified party under this Section of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against any indemnifying party under this Section, notify the indemnifying party in writing of the commencement thereof and the indemnifying party shall have the right to participate in and assume the defense thereof with counsel selected by the indemnifying party and reasonably satisfactory to the indemnified party; provided, however, that an indemnified party shall have the right to retain its own counsel, with all fees and expenses thereof to be paid by such indemnified party, and to be apprised of all progress in any proceeding the defense of which has been assumed by the indemnifying party. The failure to notify an indemnifying party promptly of the commencement of any such action, if and to the extent prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section, but the omission so to notify the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section.

(d) To the extent any indemnification by an indemnifying party is prohibited or limited by law, the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect the relative fault of the indemnifying party and indemnified party in connection with the actions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such indemnifying party or indemnified party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses, claims, damages or liabilities referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding.

No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

     14.     Successors and Assigns. Except as otherwise expressly provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto. Except as expressly provided in this Agreement, nothing in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

     15.     Governing Law; Forum. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York applicable to contracts executed in and to be performed in that state and without regard to any applicable conflicts of law. All actions and proceedings arising out of or relating to this Agreement may be heard and determined in any State or federal court of competent jurisdiction located in the County of New York, State of New York. In connection therewith, each of the parties to this Agreement irrevocably (i) consents to submit itself to the personal jurisdiction of the State and federal courts of competent jurisdiction located in the County of New York, State of New York in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, and (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.

     (b)     Each of the parties hereto irrevocably and unconditionally waives all right to trial by jury in any action, proceeding or counterclaim (whether based in contract, tort or otherwise) arising out of or relating to this Agreement or the actions of the parties hereto in the negotiation, administration, performance and enforcement thereof.

     16.     Counterparts; Titles. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The titles of the Sections of this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

     17.     Notices. Any notice required or permitted under this Agreement shall be in writing and shall be delivered in person or mailed by certified or registered mail, return receipt requested, or telexed in the case of non-U.S. residents, directed (a) to Parent at the address set forth below its signature hereof or (b) to a Holder at the address therefor as set forth in Parent’s records or, in any such case, at such other address or addresses as shall have been furnished in writing by such party to the others. The giving of any notice required hereunder may be waived in writing by the parties hereto. Every notice or other communication hereunder shall be deemed to have been duly given or served on the date on which personally delivered, or on the date actually received, if sent by mail or telex, with receipt acknowledged.

     18.     Amendments and Waivers. Any provision of this Agreement may be amended and the observance of any provision of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of Parent and the Holders of at least two-thirds of the Registrable Stock. Any amendment or waiver effected in accordance with this Section 18 shall be binding upon each Holder of any securities subject to this Agreement at the time outstanding (including securities into which such securities are convertible), each future Holder and all such securities, and Parent.

     19.     Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provisions shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provisions were so excluded and shall be enforceable in accordance with its terms.

     20.     Entire Agreement. All prior agreements of the parties concerning the subject matter of this Agreement are expressly superseded by this Agreement. This Agreement contains the entire Agreement of the parties concerning the subject matter hereof. Any oral representations or modifications of this Agreement shall be of no effect.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

INTERNATIONAL SPEEDWAY CORPORATION

By:	/s/ William C. France Name:William C. France Title:Chairman of the Board and Chief Executive Officer

1801 W. International Speedway Blvd. Daytona Beach, FL 32114 Attention: W. Garret Crotty, Esq. Telecopier: (904) 947-6884

PENSKE PERFORMANCE, INC.

By:	/s/ Roger S. Penske Name: Roger S. Penske Title: President

13400 West Outer Drive Detroit, MI 48239-4001 Attention: Robert H. Kurnick, Jr., Esq. Telecopier: (313) 592-7732